UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31312	22-3461740
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

(a) Medco Health Solutions, Inc., a Delaware corporation (“Medco”), held a special meeting (the “Special Meeting”) of Medco stockholders on December 21, 2011. At the Special Meeting, Medco stockholders approved the adoption of the Agreement and Plan of Merger, dated as of July 20, 2011 and amended on November 7, 2011, by and among Express Scripts, Inc., Medco, Aristotle Holding, Inc., Aristotle Merger Sub, Inc. and Plato Merger Sub, Inc. (the “Merger Agreement”). Sufficient votes were received to approve the proposal for the adjournment of the Special Meeting (if necessary or appropriate to solicit additional proxies if there were not sufficient votes to adopt the Merger Agreement), but an adjournment was not necessary in light of the adoption of the Merger Agreement. In addition, the non-binding advisory vote to approve certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the Merger Agreement was also approved by Medco stockholders.

(b) There were 387,152,813 shares of Medco common stock issued and outstanding on the record date and eligible to be voted at the Special Meeting and 280,792,765 shares represented in person or by proxy at the Special Meeting, which constituted a quorum to conduct business at the meeting.

The items voted upon at the Special Meeting and the final voting results for each proposal were as follows:

1. To adopt the Agreement and Plan of Merger, dated as of July 20, 2011, as amended on November 7, 2011 and as it may be amended from time to time, by and among Express Scripts, Inc., Medco, Aristotle Holding, Inc., Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc.

For	Against	Abstain	Broker Non-Votes
277,807,896	2,159,378	825,491	—

2. To approve the adjournment of the Special Meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement).

For	Against	Abstain	Broker Non-Votes
253,927,716	26,189,802	675,247	—

3. To approve, by non-binding advisory vote, certain compensation arrangements for Medco’s named executive officers in connection with the mergers contemplated by the Merger Agreement.

For	Against	Abstain	Broker Non-Votes
267,809,026	10,342,495	2,641,244	—

(c) Not applicable

(d) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ Thomas M. Moriarty
Thomas M. Moriarty General Counsel, Secretary and President, Global Pharmaceutical Strategies

Date: December 21, 2011